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                            [JUPITERS LIMITED LOGO]

                                   EXHIBIT 6.1

                        COMPUTATION OF EARNINGS PER SHARE

Earnings per share represents the operating profit after tax and outside equity interests divided by the weighted average number of ordinary shares for the fiscal year of the Company.